The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Pricing Supplement dated August 24, 2007

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 364 to
Amendment No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated September , 2007
Rule 424(b)(2)
$

GLOBAL MEDIUM-TERM NOTES, SERIES F Senior Fixed Rate Notes

BEAR Market Auto-Callable Securities due April 8, 2009
Based Inversely on the Value of the KBW Mortgage Finance IndexSM
Unlike ordinary debt securities, the Bear Market Auto-Callable Securities due April 8, 2009, Based Inversely on the Value of the KBW Mortgage Finance IndexSM, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity. Instead, if the securities have not been subject to automatic redemption, at maturity you will receive for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the value of the KBW Mortgage Finance IndexSM, which we refer to as the index, over the term of the securities and on the final determination date, and which may be significantly less than the stated principal amount of the securities and could be zero.
•	The stated principal amount and original issue price of each security is $10.
•	We will not pay periodic interest on the securities.
•
If, on any of the first five determination dates, the closing value of the index is less than the index closing value on the date we price the securities for initial sale to the public, which we refer to as the initial index value and the pricing date, respectively, the securities will be automatically redeemed for a cash payment on the third business day following the related determination date, the amount of which will vary depending on the applicable determination date:

º
if the index closing value on January 3, 2008, the first determination date, is less than the initial index value, we will redeem the securities for $10.53 to $10.58 (corresponding to 105.3% to 105.8% of the stated principal amount, as determined on the pricing date),

º
if the index closing value on April 3, 2008, the second determination date, is less than the initial index value, we will redeem the securities for $11.05 to $11.15 (corresponding to 110.5% to 111.5% of the stated principal amount, as determined on the pricing date),

º
if the index closing value on July 3, 2008, the third determination date, is less than the initial index value, we will redeem the securities for $11.58 to $11.73 (corresponding to 115.8% to 117.3% of the stated principal amount, as determined on the pricing date),

º
if the index closing value on October 3, 2008, the fourth determination date, is less than the initial index value, we will redeem the securities for $12.10 to $12.30 (corresponding to 121.0% to 123.0% of the stated principal amount, as determined on the pricing date), or

º
if the index closing value on January 3, 2009, the fifth determination date, is less than the initial index value, we will redeem the securities for $12.63 to $12.88 (corresponding to 126.3% to 128.8% of the stated principal amount, as determined on the pricing date).

•	At maturity, if the securities have not previously been redeemed, you will receive for each $10 stated principal amount of securities that you hold, an amount of cash equal to:
º
$13.15 to $13.45 (corresponding to 131.5% to 134.5% of the stated principal amount, as determined on the pricing date), if the index closing value on April 3, 2009, which we refer to as the final index value and the final determination date, respectively, is less than the initial index value, or

º
the $10 stated principal amount, if the final index value is greater than or equal to the initial index value but the index value has not increased to or above the specified trigger level at any time during the observation period (as defined below), or

º
$10 times the index performance factor, which will be less than or equal to 1.0, if the final index value is greater than or equal to the initial index value and the index value has increased to or above the specified trigger level at any time during the observation period.

➢	The initial index value will be determined on the pricing date.
➢	The trigger level is , or 120% of the initial index value.
➢	The index performance factor will be equal to the difference of one minus the quotient of the final index value minus the initial index value divided by the initial index value.
➢
The observation period, with respect to the index, is the period of regular trading hours on each index business day on which there is no market disruption event with respect to the index, from but excluding the pricing date to and including the final determination date.

•	Investing in the securities is not equivalent to investing in or taking a short position with respect to the index or its component stocks.
•
We will apply to list the securities to trade under the ticker “MJJ” on the American Stock Exchange LLC, which we refer to as the AMEX, but it is not possible to predict whether the securities will meet the AMEX listing requirements or whether any secondary market for the securities will develop.

•	The CUSIP number for the securities is 617475736.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per security	$10	$0.15	$9.85
Total	$	$	$

(1)
The securities will be issued at $10 per security and the agent’s commissions will be $0.15 per security; provided that the price to public and the agent's commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of securities will be $9.975 per security and $0.125 per security, respectively; for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of securities will be $9.9625 per security and $0.1125 per security, respectively; and for any single transaction to purchase $5,000,000 or more principal amount of securities will be $9.95 per security and $0.10 per security, respectively.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Plan of Distribution.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)      an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)      an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)      a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)      otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Bear Market Auto-Callable Securities due April 8, 2009 Based Inversely on the Value of the KBW Mortgage Finance IndexSM, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The return on the securities is linked to the performance of the KBW Mortgage Finance IndexSM (which we refer to as the index).  Investors in the securities must be willing to accept the risk of loss of principal, and also be willing to forgo interest payments and potential returns above the specified returns, in exchange for the opportunity to receive the specified returns if the index is below the initial index value on any of the determination dates.

The index is an index of stocks of companies comprising a large portion of the U.S. mortgage finance industry that we describe under “Description of Securities –The Index” below.  “KBW Mortgage Finance IndexSM” is a service mark of Keefe, Bruyette & Woods, Inc., and has been licensed for use by Morgan Stanley.

Each security costs $10
We, Morgan Stanley, are offering Bear Market Auto-Callable Securities due April 8, 2009 Based Inversely on the Value of the KBW Mortgage Finance IndexSM, which we refer to as the securities.  The stated principal amount and issue price of each security is $10.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of securities—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  If (i) the securities have not been redeemed prior to maturity, (ii) the final index value is greater than or equal to the initial index value and (iii) the index value has increased to or above the specified trigger level at any time during the observation period, we will pay to you an amount in cash per security that is less than the $10 stated principal amount of each security by an amount proportionate to the increase in the value of the index.

The initial index value is , which is the index closing value on the day we price the securities for sale to the public, which we refer to as the pricing date.
The final index value will be the index closing value on April 3, 2009.
The trigger level for the index is , or 120% of the initial index value.

The observation period, with respect to the index, is the period of regular trading hours on each index business day on which there is no market disruption event with respect to the index, beginning on, and including, the index business day following the pricing date and ending on, and including, the final determination date.

The securities will be automatically redeemed if the closing value of the index is lower than the initial index value on any determination date
If the closing value of the index on any of the first five determination dates is less than the initial index value, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date.  The early redemption payment will be an amount of cash that will vary depending on the determination date:

•   If the index closing value on January 3, 2008, the first determination date, is less than the initial index value, we will redeem each $10 stated principal amount of securities for $10.53 to $10.58 (corresponding to 105.3% to 105.8% of the stated principal amount, as determined on the pricing date),

•   If the index closing value on April 3, 2008, the second determination date, is less than the initial index value, we will redeem each $10 stated principal amount of securities for $11.05 to $11.15 (corresponding to 110.5% to 111.5% of the stated principal amount, as determined on the pricing date),

•   If the index closing value on July 3, 2008, the third determination date, is less than the initial index value, we will redeem each $10 stated principal amount of securities for $11.58 to $11.73 (corresponding to 115.8% to 117.3% of the stated principal amount, as determined on the pricing date),

•   If the index closing value on October 3, 2008, the fourth determination date, is less than the initial index value, we will redeem each $10 stated principal amount of securities for $12.10 to $12.30 (corresponding to 121.0% to 123.0% of the stated principal amount, as determined on the pricing date), or

•   If the index closing value on January 3, 2009, the fifth determination date, is less than the initial index value, we will redeem each $10 stated principal amount of securities for $12.63 to $12.88 (corresponding to 126.3% to 128.8% of the stated principal amount, as determined on the pricing date).

Payment at maturity depends on the value of the index
•   At maturity, if the securities have not previously been automatically redeemed, you will receive for each $10 stated principal amount of securities that you hold an amount of cash, that will vary depending upon the value of the index over the term of the securities and on the final determination date, equal to:

•   $13.15 to $13.45 (corresponding to 131.5% to 134.5% of the stated principal amount, as determined on the pricing date), if the index closing value on April 3, 2009, the final determination date, is less than the initial index value,

•   the $10 stated principal amount, if the index closing value on the final determination date is greater than or equal to the initial index value but the index value has not increased to or above the specified trigger level at any time during the observation period, or

•   $10 times the index performance factor, which will be less than or equal to 1.0, if the index closing value on the final determination date is greater than or equal to the initial index value and the index value has increased to or above the specified trigger level at any time during the observation period;

where,

index performance factor	=	1	—	(final index value — initial index value)
initial index value

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to the $10 stated principal amount per security and could be zero.

Beginning on PS-7, we have provided examples titled “Hypothetical Payouts on the Securities,” which explain in more detail the possible payouts on the securities at each early redemption date and at maturity assuming a variety of hypothetical index closing values on each determination date, including the final determination date.  The table does not show every situation that can occur.

You can review the historical values of the index in the sections of this pricing supplement called “Description of Securities—Historical Information” on PS-23.

If a market disruption event occurs with respect to the index on any determination date or if a scheduled determination date is not an index business day, the applicable index closing value for the Index on such determination date will be determined on the next index business day on which no market disruption event occurs with respect to the index in accordance with “Description of Securities—Determination Dates.”  If a market disruption event occurs with respect to the index on the final determination date, the postponement of the final determination date for up to five index business days could cause the maturity date of the securities to be postponed in accordance with “Description of Securities—Maturity Date.”

Investing in the securities is not equivalent to investing in or taking a short position with respect to the index or its component stocks.
Your return on the securities is limited by the early redemption feature and by the maximum payment at maturity
The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the maximum payment at maturity to a maximum of $13.15 to $13.45 (to be determined on the pricing date) regardless of any greater decline in the index.  If the securities are redeemed, you may not be able to reinvest at comparable terms or returns.  In addition, the early redemption feature may limit the term of your investment to as short as three months.

MS & Co. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior securities.  As calculation agent, MS & Co. will determine the index closing value, the index value, whether the index closing value on any of the first five determination dates is less than the initial index value and therefore, whether the securities will be redeemed following such determination date, whether a market disruption event has occurred and the payment that you will receive at maturity.

Where you can find more information on the securities
The securities are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006.  We describe the basic features of this type of note in the sections of the prospectus and prospectus supplement called “Description of Debt Securities—Fixed Rate Debt Securities” and “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices,” respectively.

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked notes such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES

The following examples illustrate the payout on the securities for a range of hypothetical index closing values on each of the six determination dates and, to illustrate the effect of the trigger level, a hypothetical index value on a random observation date on which, for examples 6 – 10, we assume the highest index value occurs.

These examples are based on the following hypothetical terms:

•	initial index value: 100

•	trigger level for the index: 120, which is 120% of the initial index value
•	early redemption payment:

º	$10.53 if early redemption occurs in January 2008

º	$11.05 if early redemption occurs in April 2008

º	$11.58 if early redemption occurs in July 2008

º	$12.10 if early redemption occurs in October 2008

º	$12.63 if early redemption occurs in January 2008

•	payment at maturity if the final index value is less than the initial index value on the final determination date: $13.15

•	stated principal amount (per security): $10

In Examples 1 through 5, the values of the index fluctuate over the term of the securities and the index closes below the initial index value of 100 on one of the first five determination dates.  However, each example produces a different early redemption payment because the index closing values are less than the initial index value on different determination dates.  Because the index closing value is less than the initial index value on one of the first five determination dates, the securities are automatically redeemed as of the corresponding determination date.  Additionally, Example 6 illustrates that the appreciation of the index to or above the trigger level on a random observation date does not affect the payout if the securities are automatically redeemed on one of the first five determination dates.

Determination Date	Example 1		Example 2		Example 3		Example 4		Example 5		Example 6
	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout
#1	85	$10.53	105	—	105	—	105	—	105	—	105	—
#2	—	—	87	$11.05	110	—	110	—	110	—	110	—
#3	—	—	—	—	95	$11.58	115	—	115	—	115	—
#4	—	—	—	—	—	—	90	$12.10	105	—	105	—
#5	—	—	—	—	—	—	—	—	99	$12.63	95	$12.63
Random interim date	—	—	—	—	—	—	—	—	—	—	130	—
Total Payout:	$10.53 in January 2008		$11.05 in April 2008		$11.58 in July 2008		$12.10 in October 2008		$12.63 in January 2009		$12.63 in January 2009

In each of Examples 7, 8, 9 and 10, the index closing value on the first through fifth determination dates is greater than or equal to the initial index value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Determination Date	Example 7		Example 8		Example 9		Example 10
	Hypothetical Index Value	Payout at Maturity	Hypothetical Index Value	Payout at Maturity	Hypothetical Index Value	Payout at Maturity	Hypothetical Index Value	Payout at Maturity
#1	103	—	103	—	103	—	103	—
#2	115	—	115	—	115	—	115	—
#3	110	—	110	—	110	—	110	—
#4	100	—	100	—	100	—	100	—
#5	102	—	102	—	102	—	102	—
Final determination date	60	$13.15	105	$10.00	115	$8.50	140	$6.00
Random interim date	130	—	118	—	123	—	140	—
Total Payout:		$13.15		$10.00		$8.50		$6.00

•
In Example 7, on the final determination date, the index closing value has decreased 40% below the initial index value to 60, and the payment at maturity equals $13.15 per security, representing a 31.5% return on your investment.  Even though the index value increased above the trigger level, the payment at maturity is unaffected because the index closing value on the final determination date is less than the initial index value.

•
In Example 8, on the final determination date, the index closing value has increased 5% above the initial index value to 105.  But, because the index value has not increased to or above the trigger level at any time during the observation period, the payment at maturity equals $10.00 per security, an amount equal to the $10.00 stated principal amount.

•
In Example 9, on the final determination date, the index closing value has increased to 115, which is 15% above the initial index value.  Because the index value of the index on the random interim date increased to 123, which is 23% above the initial index value and is above the trigger level, the payment at maturity equals the $10 stated principal amount times an index performance factor of 0.85, which results in a payment at maturity of $8.50 per security, representing a loss of 15% of the $10.00 stated principal amount.

•
In Example 10, on the final determination date, the index closing value has increased to 140, which is 40% above the initial index value.  Because the index value of the index has increased above the trigger level, the payment at maturity equals the $10 stated principal amount times an index performance factor of 0.6, which results in a payment at maturity of $6.00 per security, representing a loss of 40% of the $10.00 stated principal amount.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay interest or guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing in or taking a short position with respect to the index or its component stocks. This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee return of principal
The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities or guarantee you the principal amount of the securities at maturity.  Instead, if the securities have not previously been automatically redeemed, at maturity you will receive for each $10 stated principal amount of securities that you hold an amount in cash based inversely on the value of the index as follows:

•   Only if the final index value on the final determination date is less than the initial index value will you receive an amount in cash greater than the stated principal amount at maturity. The payment would be $13.15 to $13.45, to be determined on the pricing date.

•   If the final index value is greater than the initial index value but the index value has not increased to or above the trigger level at any time during the observation period, you will receive the $10 stated principal amount per security.  The payment of only the $10 stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.  See “Hypothetical Payouts on the Securities” on PS-7.

•   If the final index value is more than the initial index value and if the index value has increased to or above the trigger level at any time during the observation period, you will receive an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the increase in the value of the index.  In such case, you may suffer a loss of a significant amount, or even all, of your investment in the securities.

Your appreciation potential is limited; securities subject to early redemption
The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the maximum payment at maturity to a maximum of $13.15 to $13.45, to be determined on the pricing date, regardless of any larger decline in the index.  If the securities are redeemed, you may not be able to reinvest at comparable terms or returns.  In addition, the early redemption feature may limit the term of your investment to as short as three months.

The component stocks of the index are concentrated in one industry
All of the component stocks of the index are issued by companies whose primary lines of business are directly associated with the U.S. mortgage finance industry.  As a result, investment in the securities will be concentrated in one industry.

Secondary trading may be limited
There may be little or no secondary market for the securities.  Although we will apply to list the securities on the American Stock Exchange LLC, we may not meet the requirements for listing and do not expect to announce whether or not we meet such requirements prior to the pricing of the securities.  Even if there is a secondary market, it may not provide significant liquidity.  MS & Co. currently intends to act as a market maker for the securities but is not required to do so. If at any time MS & Co. were to cease acting as a market maker for the securities, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your securities would likely be lower than if an active market existed.  If the securities are not listed on any securities exchange and MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities.  Because it is not possible to predict whether the market for the securities will be liquid or illiquid, you should be willing to hold your securities to maturity.

Market price of the securities may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the value of the index on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is only directly correlated to the values of the index in certain circumstances, the securities will trade differently from the index.  Other factors that may influence the value of the securities include:

• the volatility (frequency and magnitude of changes in value) of the index;
• whether the index value has been at or above the trigger level at any time during the observation period;

•   the dividend rate paid on the stocks included in the index (dividend payments on such stocks may influence the value of such stocks and the level of the index, and therefore the value of the securities);

• interest and yield rates in the market;
• geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the index or stock markets generally and that may affect the final index value;
• the time remaining until the next determination date(s) and the maturity of the securities;
• the composition of the index and changes in the constituent stocks of the index; and
• our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial loss if on that date the value of the index is at or above the initial index value, especially if at any time during the observation period the index value has risen to or above the trigger level.

You cannot predict the future performance of the index based on its historical performance.  The value of the index may increase so that you will receive at maturity a payment that is less than the stated principal amount of the securities by an amount proportionate to the increase in the value of the index.  There can be no assurance that the value of the index will have decreased on any determination date so that you will receive at maturity or on any earlier redemption date an amount that is greater than the principal amount of your investment.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the index could adversely affect the value of the securities
Keefe, Bruyette & Woods, Inc., which we refer to as KBW, is responsible for calculating and maintaining the index.  KBW can add, delete or substitute the stocks underlying the index or make other methodological changes that could change the value of the index.  KBW may discontinue or suspend calculation or dissemination of the index.  Any of these actions could adversely affect the value of the securities.

KBW may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout on the securities will be an amount based on the closing prices of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the index last in effect prior to such discontinuance.

You have no shareholder rights
Investing in the securities is not equivalent to investing in or taking a short position with respect to the index or its component stocks.  As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. will determine the index closing value, the index value, whether the index closing value on any of the first five determination dates is less than the initial index value and therefore, whether the securities will be redeemed following such determination date, whether a Market Disruption Event has occurred and the payment that you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the index, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation.”

The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities.  The subsidiaries through which we hedge our obligations under the securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the index
MS & Co. and other affiliates of ours have carried out and will continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the index or its component stocks), including trading in the stocks underlying the index, as well as in other instruments related to the index.  MS & Co. and some of our other subsidiaries also trade the stocks underlying the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could affect the value of the index and, as a result, could decrease the level below which the index must close before you receive a payment at maturity or upon automatic redemption that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the values of the index on the determination dates and, accordingly, whether we redeem the securities and the amount of cash you will receive at maturity.

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, the securities generally should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

You should also consider the U.S. federal income tax consequences of investing in the securities.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, the securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the securities, the timing and character of income on the securities might differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $10 stated principal amount of our Bear Market Auto-Callable Securities due April 8, 2009 Based Inversely on the Value of the KBW Mortgage Finance IndexSM, which we refer to as the Index.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	September , 2007

Original Issue Date (Settlement Date)	September , 2007

Maturity Date	April 8, 2009, subject to extension in the event of a Market Disruption Event on the final Determination Date.

If, due to a Market Disruption Event or otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Determination Date as postponed.  See “—Determination Dates” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per Security

Original Issue Price
$10 per Security, provided that the price to public for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of Securities will be $9.975 per Security; for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of Securities will be $9.9625 per Security; and for any single transaction to purchase $5,000,000 or more principal amount of Securities will be $9.95 per Security.

CUSIP Number	617475736

Denominations	$10 and integral multiples thereof

Early Redemption
If the Index Closing Value on any of the first five Determination Dates is less than the Initial Index Value, we will redeem all of  the Securities on the third Business Day following such Determination Date (in each case, the “Early Redemption Date”) for the Early Redemption Payment.

If, due to a Market Disruption Event or otherwise, any of the first five Determination Dates is postponed so that it falls less than two scheduled Trading Days prior to the applicable scheduled Early Redemption Date, the Early Redemption Date will be the second scheduled Trading Day following that Determination Date as postponed.  See “—Determination Dates” below.

In the event that Securities are subject to Early Redemption, we shall, or shall cause the Calculation Agent to, (i) on the Business Day following the applicable Determination Date, give notice of the Early Redemption of the Securities and the applicable Early Redemption Payment, including specifying the payment date of the applicable amount due upon the Early Redemption, to the Trustee and to The Depositary Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Early Redemption Date.  See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Early Redemption Payment	The Early Redemption Payment will equal:

• $10.53 to $10.58 (corresponding to 105.3% to 105.8% of the Stated Principal Amount, as determined on the Pricing Date) if Early Redemption occurs on January 3, 2008,

• $11.05 to $11.15 (corresponding to 110.5% to 111.5% of the Stated Principal Amount, as determined on the Pricing Date) if Early Redemption occurs on April 3, 2008,

• $11.58 to $11.73 (corresponding to 115.8% to 117.3% of the Stated Principal Amount, as determined on the Pricing Date) if Early Redemption occurs on July 3, 2008,

• $12.10 to $12.30 (corresponding to 121.0% to 123.0% of the Stated Principal Amount, as determined on the Pricing Date) if Early Redemption occurs on October 3, 2008, or

• $12.63 to $12.88 (corresponding to 126.3% to 128.8% of the Stated Principal Amount, as determined on the Pricing Date) if Early Redemption occurs on January 3, 2009.

Payment at Maturity	Unless the Securities have been previously automatically redeemed, you will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

• $13.15 to $13.45 (corresponding to 131.5% to 134.5% of the Stated Principal Amount, as determined on the Pricing Date) if the Final Index Value is less than the Initial Index Value, or

•     the $10 Stated Principal Amount, if the Final Index Value is greater than or equal to the Initial Index Value but the Index Value has not increased to or above the Trigger Level at any time during the Observation Period, or

•     the $10 Stated Principal Amount of each Security times the Index Performance Factor, if the Final Index Value is greater than or equal to the Initial Index Value and the Index Value has increased to or above the Trigger Level at any time during the Observation Period.  Because the Index Performance Factor will be less than or equal to 1.0, this payment will be less than or equal to $10 and could be zero.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to DTC of the amount of cash to be delivered with respect to the $10 Stated Principal Amount of each Security on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Initial Index Value	, the Index Closing Value on the Pricing Date.

Final Index Value	The Index Closing Value on the final Determination Date, as determined by the Calculation Agent.

Index Performance Factor
The Index Performance Factor equals the difference of one minus the quotient of the final index value minus the initial index value divided by the initial index value, as described by the following formula:

Index Performance Factor	=	1	—	(Final Index Value — Initial Index Value)
Initial Index Value

Trigger Level	, which is 120% of the Initial Index Value.

Index Closing Value
The Index Closing Value on any Index Business Day will equal the official closing value of the KBW Mortgage Finance IndexSM, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below), published on Bloomberg under the ticker symbol “MFX” or any successor symbol following the regular official weekday close of trading for the Index on that Index Business Day.  In certain circumstances, the Index Closing Value as well as Index Values will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

Index Value
The Index Value, at any time (including at the open and close of trading for the Index) during the Observation Period will equal the value at such time for the Index as published on Bloomberg under the ticker symbol “MFX,” or any successor symbol, or on Bloomberg under the ticker symbol or successor symbol for any Successor Index.

Observation Period
The Observation Period, is the period of regular trading hours on each Index Business Day during the period from but excluding the Pricing Date to and including the final Determination Date; subject to adjustment for non-Trading Days or a Market Disruption Event as described in “Determination Dates” below.

Determination Dates
January 3, 2008, April 3, 2008, July 3, 2008, October 3, 2008, January 3, 2009 and April 3, 2009, subject to adjustment for non-Trading Days or Market Disruption Events as described in the following paragraph.

If any Determination Day is not an Index Business Day or if there is a Market Disruption Event on such day, such Determination Date shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred on each of the five consecutive Index Business Days immediately succeeding such scheduled Determination Dates, then (i) such fifth succeeding Index Business Day will be deemed to be the relevant Determination Date notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs, the Calculation Agent will determine the Index Closing Value on such fifth Index Business Day in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Index Business Day of each security most recently constituting the Index.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such Relevant Exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange
The primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on New York Stock Exchange LLC (“NYSE”), American Stock Exchange LLC, The NASDAQ Stock Market LLC, Chicago Mercantile Exchange Inc. and Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with

DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

All dollar amounts related to determination of the amount of cash payable per Security will be made by the Calculation Agent and will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upwards (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value or Index Value or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means the occurrence or existence of any of the following events:

(i) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on each such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the relevant Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Index (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of (x) the portion of the level of the Index attributable to that security relative to (y) the overall level of the Index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange or market similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts or exchange traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or funds or (z) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the Index and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary securities market on which exchange traded funds related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as if the date of acceleration were the final Determination Date; provided, that if the Index Closing Value on the date of acceleration is less than the Initial Index Value, the amount declared due and payable per Security shall be an amount calculated as if the date of acceleration were the next succeeding Determination Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Index;
Alteration of Method of Calculation
If Keefe, Bruyette & Woods, Inc., which we refer to as KBW, discontinues publication of the Index and KBW or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value of the Index will be determined by reference to the value of such Successor Index published following the regular official weekday close of trading for the Successor Index on the date that any Index Closing Value is to be determined, and any Index Value will be determined by reference to such Successor Index.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Trading Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If KBW discontinues publication of the Index prior to, and such discontinuance is continuing on, any Determination Date or any Index Business Day (on which determination need be made as to whether the Index Value has risen to or above the Trigger Level) and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date.  Following any such determination, the Calculation Agent will not compute the Index Value on any Index Business Day on an intra-day basis and will instead rely on the Index Closing Value as computed by the Calculation Agent for the purpose of determining whether the Index Value rises to or above the Trigger Level.  The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities.

If at any time the method of calculating the Index or such Successor Index, or the value thereof, is changed in a material respect, or if the Index or such Successor Index is in any other way modified so that the Index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date or during such day on which the Index Closing Value or Index Value, respectively, is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Values and Index Values with reference to the Index or such Successor Index, as adjusted.  Accordingly, if the method of calculating the Index or such Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The Index
We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by KBW.  The Index was developed, and is calculated, maintained and published daily, by KBW.  We make no representation or warranty as to the accuracy or completeness of such information.

The Index is a float-adjusted modified capitalization-weighted index of 24 companies designed to effectively represent the performance of the U.S. mortgage finance industry.  The companies comprising the Index account for a large portion of the market capitalization of the U.S. mortgage finance industry and were selected to provide appropriate representation of the industry’s diverse sub-sectors, including pure mortgage players, mortgage insurers, title insurers, and banks and thrifts that have considerable mortgage loan portfolios in the United States.  KBW began calculating the Index in 2000, and the Index has been listed on the Philadelphia Stock Exchange under the symbol “MFXSM” since July 22, 2005.

The following chart provides the ticker symbol, the weighting percentage and the primary trading exchange for each of the securities included in the Index as of August 22, 2007:

Name	Ticker	Primary Exchange	% Weight
Federal National Mortgage Association (Fannie Mae)	FNM	New York	11.40%
Federal Home Mortgage Corporation (Freddie Mac)	FRE	New York	9.42%
Washington Mutual Inc	WM	New York	7.94%
Countrywide Financial Corp	CFC	New York	5.54%
New York Community Bancorp Inc	NYB	New York	5.36%
Hudson City Bancorp Inc	HCBK	NASDAQ	4.90%
Washington Federal Inc	WFSL	NASDAQ	4.64%
Astoria Financial Corp	AF	New York	4.34%
NewAlliance Bancshares Inc	NAL	New York	4.17%
First Niagara Financial Group Inc	FNFG	NASDAQ	3.91%
First Horizon National Corp	FHN	New York	3.85%
Sovereign Bancorp Inc	SOV	New York	3.79%
FirstFed Financial Corp	FED	New York	3.65%
The PMI Group Inc	PMI	New York	3.57%
Downey Financial Corp	DSL	New York	3.51%
Popular Inc	BPOP	NASDAQ	3.28%
MGIC Investment Corp	MTG	New York	3.18%
Fidelity National Financial Inc	FNF	New York	2.97%
IndyMac Bancorp	IMB	New York	2.93%
D. R. Horton, Inc.	DHI	New York	2.83%
Bankunited Financial Corp	BKUNA	NASDAQ	1.93%
Flagstar Bancorp Inc	FBC	New York	1.51%
Trustco Bank Corp NY	TRST	NASDAQ	0.78%
Corus Bankshares Inc	CORS	NASDAQ	0.61%

The Index is calculated as a float-adjusted, modified market capitalization-weighted index, meaning that each of the component stocks represented in the Index is equal to its float-adjusted shares outstanding, multiplied by its current stock price as quoted on the NASDAQ/NMS or the New York Stock Exchange.  Float-adjusted modified market capitalization weighting is achieved through quarterly rebalancing.

Based on the capitalizations as of the close on the Monday before the third Saturday of the last month in each calendar quarter, the Index rebalancing will be calculated according to the following rules:

• If any of the top four institutions’ index weightings have increased beyond 12.5%, their weighting will be reduced to a maximum of 10% in the quarterly rebalancing.

• If any of the remaining institutions’ weightings have increased beyond 5%, their weightings will be reduced to a maximum of 4.5% in the rebalancing.

• If any of the remaining institutions’ weightings have dropped below 8%, their weightings will be increased to the lesser of their float-adjusted capitalization weight or 10% in the rebalancing.

• If any of the institutions with unadjusted capitalization weights greater than 5% have declined in index weighting below 4%, their weightings will be increased to 4.5% in the rebalancing.

•     Any excess weighting available will be reallocated to the smaller institutions and any weighting needed to increase weighting in the larger institutions will be taken from the smaller institutions in the same manner as in the initial allocation at the time of rebalancing.

• The rebalancing will be implemented at the close on the Friday before the third Saturday of the last month in each calendar quarter.

The Index is calculated and maintained by KBW, KBW selects the constituent stocks on the basis of relevance to the mortgage finance industry and on certain trading criteria, including but not limited to stock price, stock price volatility, stock price correlation to Index price, average daily trading volume, optionability of stock, market capitalization, country of origin, listed exchange and perceived viability of the company.  The Index is designed and maintained so that financial instruments based on the Index will comply with necessary listing/maintenance criteria dictated by subsections (b) and (c) of Rule 1009A (Designation of the Index) on the Philadelphia Stock Exchange.  Any constituent stock that fails to meet these standards will be replaced within the Index.

In the event that there is a change in the nature of any constituent stock that will change the overall market character of the Index, including delisting, merger, acquisition, or change of principal business, KBW will take appropriate steps to remove the stock or replace it with another stock that would best represent the intended market character of the Index.

KBW reserves the authority to add one or more index-eligible stocks on a quarterly basis, or to remove any constituent stock on a quarterly basis if it believes that such stock no longer provides adequate representation of the mortgage finance industry, or no longer maintains the character of the Index.  In the event that KBW removes a constituent stock, KBW may replace such stock with an index-eligible stock at any time, but is not required to do so.

Historical Information
Since KBW began calculating the Index in 2000, it has experienced significant fluctuations.  Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the Observation Period.  The historical levels of the Index do not give an indication of future performance of the Index and no assurance can be given that the future performance of the Index or the stocks included in the Index will result in holders of the Securities receiving a positive return on their investment.  The closing level of the Index on August 22, 2007 was 84.43.  The actual Initial Index Value will be the Index Closing Value on the Pricing Date.

The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Index for each quarter in the period from January 1, 2002 through August 22, 2007.  The Index Closing Value of the Index on August 22, 2007 was 84.43.  The graph following the table sets forth the historical performance of the Index for the period from January 1, 2002 through August 22, 2007.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.

The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the levels of the Index on the Determination Dates or at any time during the Observation Period.

The Index Value may increase to or above the Trigger Level at any time during the Observation Period and the Index may close on the final Determination Date above its Initial Index Value so that the Payment at Maturity will be less than the Stated Principal Amount of the Securities.  We cannot give you any assurance that the value of the Index will decrease so that at maturity or upon an early redemption you will receive a payment in excess of the Stated Principal Amount of the Securities.  Your return is linked to the value of the Index on the Determination Dates and, in certain circumstances, during the Observation Period.

If the Securities have not previously been automatically redeemed, and the Index Value has increased to or above its specified Trigger Level at any time during the Observation Period and the Final Index Value is greater than its Initial Index Value, you will lose money on your investment.

KBW Mortgage Finance IndexSM	High	Low	Period End
2002
First Quarter	69.06	62.04	67.42
Second Quarter	74.52	67.39	70.04
Third Quarter	70.76	58.21	58.21
Fourth Quarter	64.58	54.50	62.78
2003
First Quarter	66.73	57.94	61.28
Second Quarter	73.05	62.43	68.63
Third Quarter	75.31	68.72	73.68
Fourth Quarter	83.80	75.21	82.97
2004
First Quarter	96.37	82.23	93.65
Second Quarter	95.45	87.08	92.34
Third Quarter	97.06	90.12	94.45
Fourth Quarter	100.86	90.15	100.86
2005
First Quarter	99.98	90.25	91.42
Second Quarter	98.16	87.66	96.96
Third Quarter	100.31	89.74	91.49
Fourth Quarter	97.05	86.19	95.55
2006
First Quarter	100.73	94.87	97.63
Second Quarter	102.03	93.89	96.13
Third Quarter	97.12	91.50	96.66
Fourth Quarter	103.97	95.82	102.33
2007
First Quarter	103.89	89.41	92.64
Second Quarter	101.31	90.26	92.98
Third Quarter (through August 22, 2007)	94.57	75.52	84.43

KBW Mortgage Finance IndexSM Index Performance January 1, 2002 through August 22, 2007

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Original Issue Price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Securities by taking short positions in the stocks underlying the Index, in options contracts on the Index or its component securities listed on major securities markets, or positions in other available securities or instruments.  Such activity could decrease the Index Closing Values of the Index on the Pricing Date, and therefore could effectively increase the amount by which the Index must decline on the Determination Dates before you would receive upon an early redemption or at maturity a payment that exceeds the Stated Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Determination Dates, by purchasing and selling the stocks underlying the Index, options contracts on the Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on one or more  Determination Dates.  We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the Securities or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.975 per security and the agent’s commissions will be $0.125 per security for purchasers of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Securities, the price will be $9.9625 per security and the agent’s commissions will be $0.1125 per security for purchasers of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Securities and the price will be $9.95 per security and the agent’s commissions will be $0.10 per security for purchasers of greater than or equal to $5,000,000 principal amount of Securities.  The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the Agent repurchases the Securities distributed by such dealers.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on September     , 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the level of the Index.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  Finally, the Agent expects to reclaim any selling concessions allowed to a dealer for distributing the Securities in the offering, if within 30 days of the offering the Agent repurchases previously distributed Securities in transactions to cover short positions or to stabilize the price of the Securities or otherwise.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between Keefe,
Bruyette & Woods, Inc. and Morgan Stanley
The Securities are not sponsored, endorsed, sold or promoted by KBW.  KBW makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the KBW Mortgage Finance IndexSM to track the performance of the mortgage finance industry.  KBW’s only relationship to us is the licensing of certain service marks and trade names of KBW and of the KBW Mortgage Finance IndexSM, which is determined, composed and calculated by KBW without regard to us or the Securities.  KBW has no obligation to take our needs or the needs of the owners of the Securities into consideration in determining, composing or calculating the KBW Mortgage Finance IndexSM.  KBW is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  KBW has no obligation or liability in connection with the administration, marketing or trading of the Securities.

KBW DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KBW MORTGAGE FINANCE INDEXSM OR ANY DATA INCLUDED THEREIN.  KBW MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE KBW MORTGAGE FINANCE INDEXSM OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  KBW MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KBW MORTGAGE FINANCE INDEXSM OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KBW HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Keefe, Bruyette & Wood,” “KBW Mortgage Finance IndexSM,” and “MFXSM” are service marks of Keefe, Bruyette & Woods, Inc. and have been licensed for use for certain purposes by Morgan Stanley.  Such use is not sponsored, endorsed, sold or promoted by Keefe Bruyette & Woods, Inc., and Keefe Bruyette & Woods, Inc. makes no representation regarding the advisability of investing in the Securities.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing the Securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.  The sale of any Securities to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the securities.  This discussion only applies to initial investors in the securities who:

• purchase the securities at their “issue price”; and
• will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• insurance companies;
• dealers in securities or foreign currencies;

•  investors holding the securities as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or those who hold the securities as part of a constructive sale transaction or constructive ownership transaction;

• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
• persons subject to the alternative minimum tax;
• nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
• Non-U.S. Holders, as defined below, for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  For example, an investor who holds any securities the return on which is based on or linked to the performance of the index or any component thereof should discuss with its tax advisors the U.S. federal income tax consequences of investing in the securities (including the potential application of the “straddle” rules).  As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the securities are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Each security should be treated as asingle financial contract that is an “open transaction” for U.S. federal income tax purposes.  Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein.  Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including alternative characterizations of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization and treatment of the securities described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term U.S. Holder also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization and treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or early redemption as described below.

Tax Basis. A U.S. Holder’s tax basis in the securities will equal the amount paid by the U.S. Holder to acquire the securities.

Sale, Exchange, Early Redemption or Settlement of the Securities.  Upon a sale,  exchange or early redemption of the securities, or upon settlement of the securities at maturity, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, redeemed or settled.  Any capital gain or loss recognized upon sale, exchange, early redemption or settlement of a security should be short-term capital gain or loss if for U.S. federal income tax purposes the holding period of the securities is less than or equal to one year at the time of sale, exchange, or settlement.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization or treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the securities, other alternative federal income tax characterizations of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities.  Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition,  information returns will be filed with the IRS in connection with payments on the securities and the proceeds from a sale or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.  Such holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a security.

Tax Treatment upon Sale, Exchange or Settlement of a Security

In general.  Assuming the characterization and treatment of the securities as set forth above is respected, a Non-U.S. Holder of the securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding the securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Security ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.